                                                    Filed Pursuant to Rule 424B5
                                                      Registration No. 333-36614

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 23, 2000

                               U.S. $750,000,000

                              WHITMAN CORPORATION

                          Medium-Term Notes, Series C
                   Due Nine Months or more from Date of Issue
                           -------------------------

     We may offer from time to time up to $750,000,000 of our Medium-Term Notes, Series C. Each Note will mature on a date nine months or more from its date of original issuance. Unless otherwise specified in the applicable pricing supplement to this Prospectus Supplement, interest on Fixed Rate Notes will be payable on each January 15 and July 15 and at maturity. Interest on Floating Rate Notes will be payable on the dates specified in the applicable pricing supplement. Notes may be subject to optional redemption or may obligate us to repay at the option of the holder. Generally, there will not be a sinking fund. We will establish the specific terms of each Note and will describe the terms in a pricing supplement. The terms may differ from those described in this Prospectus Supplement.

INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS RELATING TO CERTAIN NOTES" ON PAGE S-3.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  AGENTS'
                             PRICE TO          COMMISSION OR               PROCEEDS
                              PUBLIC           DISCOUNTS (1)              TO WHITMAN
                             --------          -------------              ----------
Per Note...............        100%            .125% - .750%           99.875% - 99.250%
Total(2)...............  U.S.$750,000,000  $937,500 - $5,625,000  $749,062,500 - $744,375,000

(1) Commissions with respect to Notes with a stated maturity more than thirty years from date of issue will be negotiated at the time of sale.

(2) Or the equivalent in other currencies or currency units.
                           -------------------------

     We are offering the Notes on a continuing basis through the agents. Each agent has agreed to use reasonable efforts to solicit offers to purchase the Notes. We may also sell Notes to any agent listed below, acting as principal for resale at varying or fixed offering prices; to other agents, dealers or underwriters acting as agents or principals for resale to investors or to dealers for resale by them; and directly to investors on our own behalf. The Notes will not be listed on any securities exchange. We cannot assure you that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes.

BANC OF AMERICA SECURITIES LLC
              BANC ONE CAPITAL MARKETS, INC.
                            CHASE SECURITIES INC.
                                        CREDIT SUISSE FIRST BOSTON
                                                  SALOMON SMITH BARNEY

            The date of this Prospectus Supplement is June 23, 2000.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement; Pricing Supplements.......    S-3
Risk Factors Relating to Certain Notes......................    S-3
Description of the Notes....................................    S-5
United States Federal Income Tax Consequences...............   S-23
Supplemental Plan of Distribution of the Notes..............   S-38
Validity of the Notes.......................................   S-39
Glossary....................................................   S-39
                         PROSPECTUS
About this Prospectus.......................................      2
Whitman Corporation.........................................      2
Where You Can Find More Information.........................      3
Ratios of Earnings to Fixed Charges.........................      4
Use of Proceeds.............................................      4
Description of the Debt Securities..........................      5
Plan of Distribution........................................     11
Legal Matters...............................................     11
Experts.....................................................     11

     References in this Prospectus Supplement to "Whitman", "we", "us" and "our" are to the Whitman Corporation.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                       ABOUT THIS PROSPECTUS SUPPLEMENT;
                              PRICING SUPPLEMENTS

     We may use this Prospectus Supplement, together with the accompanying Prospectus and an attached pricing supplement, to offer our Medium-Term Notes from time to time. The total initial public offering price of Notes that may be offered by use of this Prospectus Supplement is $750,000,000 (or the equivalent in other currencies or currency units). That amount will be reduced by the amount of any other securities issued under our shelf Registration Statement (File No. 333-36614).

     This Prospectus Supplement sets forth certain terms of the Notes that we may offer. It supplements the description of the debt securities contained in the accompanying Prospectus. If information in this Prospectus Supplement is inconsistent with the Prospectus, this Prospectus Supplement will apply and will supersede that information in the Prospectus.

     Each time we issue Notes, we will attach a pricing supplement to this Prospectus Supplement. The pricing supplement will contain the specific description of the Notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this Prospectus Supplement or the accompanying Prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any Note, that is inconsistent with this Prospectus Supplement will apply and will supersede that information in this Prospectus Supplement.

     It is important for you to read and consider all information contained in this Prospectus Supplement and the accompanying Prospectus and any attached pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 3 of the accompanying Prospectus.

                     RISK FACTORS RELATING TO CERTAIN NOTES

FOREIGN CURRENCY NOTES

     This Prospectus Supplement, the accompanying Prospectus and any pricing supplement do not describe all risks of an investment in Notes that are denominated in a foreign currency or currency unit. Any additional important foreign currency risks pertaining to a particular Note denominated in a foreign currency will be included in the pricing supplement regarding such Note. You should consult your own financial and legal advisors as to the risks of an investment in Foreign Currency Notes and as to any matters that may affect the purchase or holding of a Foreign Currency Note or the receipt of payments of principal of and any premium and interest on a Foreign Currency Note. Foreign Currency Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

     Specific information pertaining to the foreign currency or currency unit in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, may be described in the applicable pricing supplement. Such information will be furnished, if at all, as a matter of information only and you should not assume that it is indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

INDEXED NOTES

     This Prospectus Supplement, the accompanying Prospectus and any pricing supplement do not describe all risks of an investment in Indexed Notes, including risks which may be associated with economic, financial or political events over which neither Whitman nor the agents have any control.

     An investment in Notes indexed, as to principal (and premium, if any) or interest, to the values of one or more currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with investments in a conventional fixed-rate debt security. For example, Indexed Notes that are indexed as to interest may bear interest at a rate lower than the prevailing market interest rate for fixed-rate debt securities or may not bear interest, and the principal (and premium, if any) payable at maturity with respect to Indexed Notes that are indexed with respect to principal (and premium, if any) may be less than the face amount or initial purchase price thereof or may be zero. Special considerations independent of our creditworthiness and the value of the applicable currency, commodity or interest rate index, including economic, financial and political events over which we have no control also may affect the secondary market for Indexed Notes. Additionally, if the formula used to determine the amount of principal (and premium, if any) or any interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. You should not take the historical experience of the relevant currencies, commodities or interest rate indices as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note.

IMPORTANT CURRENCY INFORMATION

     Unless otherwise specified in the applicable pricing supplement, purchasers are required to pay for each Note in the specified currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into non-U.S. currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a specified currency other than U.S. dollars, the agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into the specified currency to enable the purchaser to pay for the Notes. The request must be made on or before the third Business Day preceding the date of delivery of the Notes, or by any other date as determined by the agent. Each conversion will be made by the relevant agent on the terms and subject to the conditions, limitations and charges as the agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the relevant purchaser of the Notes.

     If the applicable pricing supplement provides for any payments on a non-U.S. dollar-denominated Note to be made in U.S. dollars, the conversion of the specified currency into U.S. dollars will be made by the Currency Determination Agent, based upon the exchange rate as determined by it based on the highest firm bid quotation of U.S. dollars received by it at approximately 11:00 A.M., New York City time, on the second Business Day preceding the payment date, based on bids solicited from three recognized foreign exchange dealers in New York City selected by it, one of which may be the Currency Determination Agent, for the specified currency payable on the payment date in respect of all Notes denominated in that specified currency. The costs of such conversion will be borne by the holder of a Note through deductions from such payments. If no such bid quotations are available, payments will be made in the specified currency unless that specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case payment will be made in U.S. dollars.

     On January 1, 1999, eleven member states of the European Union - Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain - introduced the Euro as a common legal currency among those states for "paperless" transactions, pending the substitution of Euro banknotes and coins for the national currencies of the participating member states. As of that date, fixed exchange rates were introduced, according to which funds denominated in the currency of one participating member state may be converted into the currency of another participating member state. It is anticipated that by July 1, 2002, the Euro will be the official legal tender for these participating member states and that the national currencies of these member states will be withdrawn from circulation. The payment of principal, premium, if any, and interest, if any, on the Notes denominated in the currency of a participating member state shall be effected in Euro in conformity with legally applicable measures taken in connection with the introduction of the Euro. The manner in which the Euro will be substituted, if at all, will be set forth in the applicable pricing supplement. Any payment required to be made on Notes denominated in a specified currency that is instead made in Euro under the circumstances described above will not constitute a default of any obligation of Whitman under the Notes.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     The credit ratings of our medium-term note program may not reflect the potential impact of all risks associated with structure and other factors on the value of your Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your Notes. Any credit ratings assigned to our medium-term note program are a reflection of our credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued under the Indenture referred to in the accompanying Prospectus between Whitman and Bank One Trust Company, National Association, as trustee. The Notes constitute a single series for purposes of the Indenture, limited to an aggregate principal amount not to exceed $750,000,000 (or, if any Notes are to be Original Issue Discount Notes or are to be denominated in one or more foreign currencies or currency units ("Foreign Currency Notes") or with amounts payable in respect of principal of or any premium or interest on the Notes to be determined by reference to the value, rate or price of one or more specified indices ("Indexed Notes"), an aggregate principal amount that will result in an aggregate initial offering price equivalent to no more than $750,000,000). We may increase the foregoing limit if in the future we determine that we may wish to sell additional Notes. The aggregate principal amount of Notes offered by this Prospectus Supplement may be reduced by an amount equal to the aggregate initial offering price of any other securities sold by us under the Registration Statement. For a description of the rights attaching to different series of our debt securities (including the Notes) under the Indenture, see "Description of the Debt Securities" in the accompanying Prospectus.

     The stated maturity of each Note will be any day nine months or more from its date of issue, as selected by the initial purchaser and agreed to by Whitman. The applicable pricing supplement will indicate whether a Note is subject to an optional extension beyond its stated maturity as described under "-- Extension of Maturity" and "-- Renewable Notes" below.

     We will issue the Notes only in fully registered form and, unless otherwise specified in the applicable pricing supplement, only in denominations of $100,000 and integral multiples of $1,000 in excess thereof or, in the case of Foreign Currency Notes, in such minimum denomination not less than the equivalent of $100,000 or such other denomination or denominations in excess of $100,000 as will be set forth in the applicable Pricing Supplement. See "-- Foreign Currency Notes" below.

     Unless specified otherwise in the applicable pricing supplement, Notes will initially be represented by a Book-Entry Note. See "-- Book-Entry Notes" below.

     Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in U.S. dollars and payments of principal of, and any premium and interest on, the Notes will be made in U.S. dollars in the manner specified in the accompanying Prospectus and this Prospectus Supplement. If any of the Notes are to be denominated in one or more currencies or currency units other than U.S. dollars, we will include additional information pertaining to the terms of such Notes and other matters relevant to the holders of such Notes in the applicable pricing supplement. See "-- Foreign Currency Notes" below and "Risk Factors Relating to Certain Notes".

     In addition, Notes may be issued as Original Issue Discount Notes (including Zero Coupon Notes), as Indexed Notes or as Amortizing Notes. See "-- Original Issue Discount Notes", "-- Indexed Notes" and "-- Amortizing Notes" below and "Risk Factors Relating to Certain Notes."

     Payments of principal of, and any premium and interest on, Book-Entry Notes (except Zero Coupon Notes) will be made to the depositary, or its nominee, as the holder thereof, in accordance with arrangements then in effect between the trustee and the depositary. Unless otherwise specified in an applicable pricing supplement, payments of principal of, and any premium and interest on, Certificated Notes denominated and payable in U.S. dollars will be made in immediately available funds at the Corporate Trust Office of Bank One Trust Company, National Association in the Borough of Manhattan, The City of New York, provided that the Note is presented to the paying agent in time for the paying agent to make such payments in such funds in accordance with its normal procedures. In any event, the holder of $10,000,000 or more in aggregate principal amount of Notes denominated and payable in U.S. dollars and having the same Interest Payment Date shall be entitled to receive such payments by wire transfer of immediately available funds to an account maintained by such holder with a bank located in the United States, provided that the holder shall have provided in writing to the trustee, on or prior to the relevant Regular Record Date, appropriate payment instructions. With respect to payments on Foreign Currency Notes, see "-- Foreign Currency Notes" below.

     Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of Bank One Trust Company, National Association in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer or exchange of Certificated Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. With respect to registration of transfer and exchange of Book-Entry Notes see "-- Book-Entry Notes" below and "Description of Debt Securities -- Global Securities" in the accompanying Prospectus.

     We may change interest rates, interest rate bases and various other variable terms of the Notes described in this Prospectus Supplement from time to time, but no such change will affect any Note already issued or as to which we have accepted an offer to purchase. Interest rates offered by us with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

PRICING SUPPLEMENT

     The pricing supplement relating to each Note will describe the following terms:

     - the title of the Note;

     - the specified currency with respect to the Note;

     - whether the Note is a Fixed Rate Note or a Floating Rate Note, including whether the Note is a Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note;

     - the price expressed as a percentage of the aggregate principal amount thereof at which the Note will be issued (the "Issue Price");

     - the date on which the Note will be issued;

     - the date, if any, on which the Note will mature and whether we may extend the stated maturity, and, if so, the Extension Periods and the Final Extended Maturity Date, each as defined below;

     - whether the Note is an Amortizing Note, as defined below, and, if so, the basis or formula for the amortization of principal and the payment dates for the periodic payments;

     - if the Note is a Fixed Rate Note, the rate per annum at which the Note will bear interest, if any, the Interest Payment Date or Dates and, if so specified in the applicable pricing supplement, that we may change the rate prior to the stated maturity and the basis or formula for the change, if any;

     - if the Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, if available, the Interest Rate Reset Date or Dates, the Calculation Date or Dates, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Interest Payment Dates, the Index Maturity, the Spread and/or Spread Multiplier, if any, all as defined below, and any other terms relating to the particular method of calculating the interest rate for the Note and, if so specified in the applicable pricing supplement, that we may change any Spread and/or Spread Multiplier prior to the stated maturity and the basis or formula for the change, if any;

     - whether the Note is an Original Issue Discount Note and, if so, its yield to maturity;

     - whether we may redeem the Note at our option, or whether the holder of the Note may require that the Note be repaid prior to its stated maturity as described under "--Redemption at the Option of Whitman" and "--Repayment at the Option of the Holder" below and, if so, the provisions relating to the redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment;

     - the Regular Record Dates if other than as set forth under "Glossary" below with respect to Fixed Rate Notes and Floating Rate Notes;

     - whether the Note is an Indexed Note and, if so, the specific terms thereof; and

     - any other terms of the Note not inconsistent with the provisions of the Indenture.

INTEREST

     Each interest-bearing Note will bear interest from and including its date of issue or from and including the most recent Interest Payment Date with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided to but excluding the relevant Interest Payment Date at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated in that Note and in the applicable pricing supplement until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date or maturity, as the case may be.

     The Notes (including any Zero Coupon Note) may be issued with original issue discount as defined for United States federal income tax purposes. Holders of Notes issued with original issue discount may be required to include amounts of accrued interest in gross income for federal income tax purposes in advance of the receipt of the cash to which such income is attributable. See "United States Federal Income Tax Consequences -- Original Issue Discount".

     Interest, if any, will be payable in arrears on each Interest Payment Date and at maturity. Interest will be payable generally to the person (which, in the case of a Book-Entry Note, will be the depositary) in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date. Interest payable at maturity will be payable to the person (which, in the case of a Book-Entry Note, will be the depositary) to whom principal is payable. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the next Interest Payment Date following the next succeeding Regular Record Date for such Note to the holder of record on such Regular Record Date. With respect to payments of interest on Book-Entry Notes, see "-- Book-Entry Notes" below.

     Each interest-bearing Note will bear interest at either a fixed rate (a "Fixed Rate Note") or a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier as specified in the applicable pricing supplement.

FIXED RATE NOTES

     The applicable pricing supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on the Note. Unless otherwise specified in the applicable pricing supplement, the Interest Payment Dates with respect to Fixed Rate Notes (other than Amortizing Notes) will be January 15 and July 15 of each year and at maturity. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding

Business Day and will be treated as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or maturity, as the case may be.

FLOATING RATE NOTES

     The applicable pricing supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note. Such basis may be determined by reference to one or more of the following:

     - the CD Rate, in which case such Note will be a CD Rate Note,

     - the CMT Rate, in which case such Note will be a CMT Rate Note,

     - the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note,

     - the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note,

     - LIBOR, in which case such Note will be a LIBOR Note,

     - the Prime Rate, in which case such Note will be a Prime Rate Note,

     - the Treasury Rate, in which case such Note will be a Treasury Rate Note, or

     - such other interest rate basis or formula as may be agreed to between Whitman and the purchaser and set forth in the applicable pricing supplement.

     In addition, a Floating Rate Note may bear interest at the lowest or highest or average of two or more interest rate formulae. The applicable pricing supplement for a Floating Rate Note also will specify the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, the pricing supplement will define or particularize for each Floating Rate Note the following terms, if applicable:
Calculation Agent (which may be the trustee or an agent), Calculation Date, Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates with respect to such Note. See "Glossary" for definitions of certain of the foregoing terms.

     The rate of interest on a Floating Rate Note in effect on any day will be:

     - if such day is an Interest Reset Date, the interest rate on the Floating Rate Note determined as of the Interest Determination Date pertaining to such Interest Reset Date, or

     - if such day is not an Interest Reset Date, the interest rate on the Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note. The interest rate in effect from and including the date of issue of a Floating Rate Note (or that of a predecessor Note) to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable pricing supplement). The rate of interest on a Floating Rate Note beginning on any Interest Reset Date generally will be the rate of interest determined by the Calculation Agent as of the Interest Determination Date pertaining to such Interest Reset Date in accordance with the applicable provisions described below.

     The Interest Reset Date for each Floating Rate Note will be daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be:

     - in the case of Floating Rate Notes which reset daily, each Business Day;

     - in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

     - in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week;

     - in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month;

     - in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

     - in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

     - in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

     If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Note, the Interest Reset Date will be the next succeeding Business Day for such Note, except that if the Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note (the "CD Rate Interest Determination Date"), a CMT Rate Note (the "CMT Rate Interest Determination Date"), a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), or a Prime Rate Note (the "Prime Rate Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day on which Treasury bills are auctioned for the week in which such Interest Reset Date falls, or if no auction is held for such week, the Monday of such week (or if Monday is a legal holiday, the next succeeding Business Day) and the Interest Reset Date will be the Business Day immediately following such Treasury Interest Determination Date. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If an auction for such week is held on Monday or the preceding Friday, such Monday or preceding Friday shall be the Treasury Interest Determination Date for such week, and the Interest Reset Date for such week shall be the Tuesday of such week (or, if such Tuesday is not a Business Day, the next succeeding Business Day). If the auction for such week is held on any day of such week other than Monday, then such day shall be the Treasury Interest Determination Date and the Interest Reset Date for such week shall be the next succeeding Business Day.

     A Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note, the interest rate on such Floating Rate Note will not be higher than the maximum rate permitted by New York law, as it may be modified by United States law of general application. Under present New York law the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. The limit may not apply to Notes in which $2,500,000 or more has been invested.

     Unless otherwise specified in the applicable pricing supplement and except as provided below, the Interest Payment Date will be,

     - in the case of Floating Rate Notes which reset daily, weekly or monthly, the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as specified in the applicable pricing supplement);

     - in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

     - in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     - in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

     If an Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue from and after such maturity.

     Unless otherwise specified in the applicable pricing supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid, is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the Note and the applicable pricing supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360 (or, in the case of Treasury Rate Notes or CMT Rate Notes, by the actual number of days in the year). The interest factor for Notes for which two or more interest rate formulae are applicable will be calculated in each period in the same manner as if only the lowest, highest or average of, as the case may be, such interest rate formulae applied.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upwards).

     Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as of the next Interest Reset Date for such Floating Rate Note. All determinations and calculations made by the Calculation Agent will, absent manifest error, be conclusive and binding on the holders and Whitman.

     CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable pricing supplement.

     - Unless otherwise specified in the applicable pricing supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)", or any successor heading.

     - In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate will be the rate on such CD Rate Interest Determination Date published in H.15 Daily Update for that day in respect of certificates of deposit having the Index Maturity specified in the applicable pricing supplement under the caption "CDs (Secondary Market)", or any successor heading.

     - If by 3:00 P.M., New York City time, on such Calculation Date the rate is not yet published in either H.15(519) or H.15 Daily Update, the CD Rate for that CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (which may include one or more of the agents or their affiliates) for negotiable certificates of deposit of major United States money market banks of the highest credit standing with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

     - If fewer than three dealers selected by the Calculation Agent are quoting as set forth above, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and in the applicable pricing supplement.

     - Unless otherwise specified in the pricing supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15", "Mondays Approximately 3:45p.m." or any successor caption, under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs.

     - In the event such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index, as published in the relevant H.15(519), or any successor publication.

     - If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     - If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include one or more of the agents or their affiliates) selected by the Calculation Agent, for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

     - If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York, for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Commercial Paper Rate Note and in the applicable pricing supplement.

     - Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate for commercial paper having the Index Maturity specified in the applicable Note and pricing supplement as published in H.15(519) under the heading "Commercial
       Paper -- Nonfinancial", or under any successor heading.

     - In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate on such Commercial Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Note and pricing supplement as published in
       H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days respectively), or any successor heading.

     - If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent, of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of United States dollar commercial paper in The City of New York selected by the Calculation Agent (which may include one or more of the agents or their affiliates) for commercial paper having the Index Maturity specified in the applicable Note and pricing supplement placed for a non-financial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating agency.

     - If the three dealers selected by the Calculation Agent are not quoting offered rates, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                             D X 360
                          -------------
    Money Market Yield =                 X 100
                          360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Federal Funds Rate Note and in the applicable pricing supplement.

     - Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate Inc. on page 120 or any page that replaces page 120.

     - In the event that such rate does not appear on Telerate page 120 and is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest

       Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update under the heading "Federal Funds (Effective)", or any successor heading.

     - If by 3:00 P.M., New York City time, on such Calculation Date such rate does not appear on Telerate page 120 and is not yet published in either H.15(519) or H.15 Daily Update, the Federal Funds Rate for that Federal Funds Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent, of the rates for the last transaction in overnight Federal Funds as of 9:00A.M., New York City time arranged by three leading brokers of Federal Funds transactions on such Federal Funds Interest Determination Date in the City of New York (which may include one or more of the agents or their affiliates) selected by the Calculation Agent.

     - If fewer than the three brokers selected by the Calculation Agent are quoting as mentioned in the previous sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

     LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the face of such LIBOR Note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined in accordance with the following provisions:

     - With respect to any LIBOR Interest Determination Date, LIBOR will be either (A) if "LIBOR Telerate" is specified in the applicable pricing supplement, or if the pricing supplement does not specify a source, the rate for deposits in the Index Currency having the Index Maturity specified in such pricing supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (B) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If no rate appears on the Designated Libor Page (or fewer than two offered rates, if B applies), LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described below.

     - With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, the Calculation Agent will request the principal London office of each of four major reference banks (which may include the agents or their affiliates) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at that time. If at least two quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in the principal financial center selected by the Calculation Agent for loans in the Index Currency, having the Index Maturity specified in the pricing supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at that time. If the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Prime Rate Note and in the applicable pricing supplement.

     - Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any Prime Rate Note as of any Prime Rate Interest Determination Date, the rate on such date, published in H.15(519) under the heading "Bank Prime Loan", or any successor heading.

     - If the rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan" or any successor heading.

     - In the event that such rate is not published in either H.15(519) or H.15 Daily Update prior to 3:00 P.M., New York City time, on the Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page, or any successor screen or page, as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date at 11:00 A.M. New York City time. If fewer than four rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the announced prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent (which may include the agents or their affiliates). If fewer than two such quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates.

     - If the banks selected as described above are not quoting as mentioned above, the Prime Rate will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

     Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Treasury Rate Note and in the applicable pricing supplement.

     - Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means the rate from the auction held on such Treasury Rate Interest Determination Date, or the most recently preceding auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement, on the display on Bridge Telerate, Inc. (or any successor service) on page 56 ("Telerate page 56") or page 57 ("Telerate page 57") or any successor heading, under the caption "AVGE INVEST YIELD".

     - If not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

     - In the event that the results of the auction of Treasury Bills having the Index Maturity specified in the applicable pricing supplement are not published or reported as provided above by 3:00 P.M., New York City time, or if no auction is held, then the Treasury Rate will be the rate as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market", or any successor publication or heading for Treasury Bills having the Index Maturity specified in the applicable pricing supplement.

     - In the event that such rates are not published by 3:00 P.M., New York City time, on the relevant Calculation Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent (which may include one or more of the agents or their affiliates), for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity.

     - If fewer than three of the dealers selected by the Calculation Agent are quoting, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

ORIGINAL ISSUE DISCOUNT NOTES

     We may issue Notes as Original Issue Discount Notes (including Notes ("Zero Coupon Notes") for which no interest is payable prior to maturity). An Original Issue Discount Note is a Note which is issued at a price lower than the principal amount and which provides that upon redemption or acceleration of the maturity an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the stated maturity of such Note. In addition, a Note may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "United States Federal Income Tax Consequences -- Original Issue Discount".

FOREIGN CURRENCY NOTES

     We may issue Notes as Foreign Currency Notes, with the principal and any premium and interest documented and payable in a foreign currency or currency unit. Unless otherwise specified in the applicable pricing supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the specified currency in which the Note is denominated.

     We are obligated to make payments of principal of and any premium and interest on Foreign Currency Notes in the specified currency (or, if such specified currency is not at the time of such payment legal tender in the country which issued such specified currency for the payment of public and private debts, in such other coin or currency as at the time of such payment is legal tender for the payment for such debts). Any amounts that we pay will, unless otherwise specified in the applicable pricing supplement, be converted by the Exchange Rate Agent to U.S. dollars for payment to holders. Principal of, and any premium and interest on, a Foreign Currency Note paid in U.S. dollars will be paid in the manner described herein, in the accompanying Prospectus and in the applicable pricing supplement with respect to Notes denominated and payable in U.S. dollars.

     Unless otherwise specified in the applicable pricing supplement, any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent or an agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise specified in the applicable pricing supplement, a holder of a Foreign Currency Note may elect to receive payments of principal of and any premium and interest on its Note in the specified currency (a "Specified Currency Payment Election") by delivery of a written request for such payment (including, in the case of an election with respect to payments at maturity, appropriate wire transfer instructions) to the trustee at its Corporate Trust Office in the Borough of Manhattan, The City of New York, on or prior to the relevant Regular Record Date or the fifteenth day prior to maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the specified currency for all payments of principal and any premium and interest and need not file a separate election for each payment. The election will remain in effect until revoked by written notice to the trustee, but written notice of any revocation must be received by the trustee on or prior to the relevant Regular Record Date or the fifteenth day prior to maturity.

     Interest on a Foreign Currency Note paid in the specified currency will be paid by check mailed to the address of the person entitled thereto as its address appears in the security register. All checks payable in a specified currency will be drawn on a bank located outside the United States. Payments at maturity of principal of, and any premium and interest on, Foreign Currency Notes in the specified currency will be made by wire transfer to an account with a bank located in the country of the specified currency (or, in the case of Euros, Brussels), as shall have been designated at least fifteen days prior to maturity by the holder, provided that the Note is presented at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, in time for such paying agent to make such payments in such funds in accordance with its normal procedures.

     Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how to make a Specified Currency Payment Election. In general, unless otherwise specified in the applicable pricing supplement, a beneficial owner of Book-Entry Notes denominated in a specified currency electing to receive payments of principal or any premium or interest in the specified currency must notify the participant through which its interest is held on or prior to the applicable Regular Record Date, in the case of a payment of interest, and on or prior to the fifteenth day prior to maturity, in the case of a payment of principal or premium, of such beneficial owner's election to receive all or a portion of any payment in a specified currency. The participant must notify the Depositary of such election on or prior to the third Business Day after such Regular Record Date.

AVAILABILITY OF SPECIFIED CURRENCY

     If a specified currency is not available for the payment of principal of, or any premium or interest on, a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making payment in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

     If payment in respect of a Note is required to be made in any currency unit, and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond our control, then we will be entitled, but not required, to make any payments in respect of such Note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars will be computed on the basis of the equivalent of the currency unit in U.S. dollars, which will be determined by us or our agent on the following basis. The component currencies of the currency unit for the purpose (the "Component Currencies" or, individually, a "Component Currency") will be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies will be determined by us or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable pricing supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency will be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies will be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency will be replaced by the amounts of such two or more currencies, the sum of which will be equal to the amount of the original Component Currency.

     All determinations referred to above made by us or our agent (including the Exchange Rate Agent) will be at our sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of Notes.

     The authorized denominations of Foreign Currency Notes will be specified in the applicable pricing supplement.

     For the information relevant to Foreign Currency Notes, see "Risk Factors Relating to Certain Notes--Important Currency Information" above.

INDEXED NOTES

     We may issue Notes as Indexed Notes, with the amount payable at maturity, the amount of interest payable on an Interest Payment Date, or both, to be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors, as specified in the applicable pricing supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, historical information with respect to the specified indexed item or items and the face amount of the Indexed Note and any additional tax considerations will be described in the applicable pricing supplement.

SHORT-TERM NOTES

     We may issue Notes with maturities from nine months to one year ("Short-Term Notes"). Unless otherwise specified in the applicable pricing supplement, interest on Short-Term Notes will be payable at maturity. Unless otherwise specified in the applicable pricing supplement, interest on Short-Term Notes that are Floating Rate Notes (other than Treasury Rate Notes and CMT Rate Notes) will be computed on the basis of the actual number of days elapsed divided by 360, and interest on Short-Term Notes that are Treasury Rate Notes or CMT Rate Notes will be computed on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, as the case may be.

AMORTIZING NOTES

     We may issue Amortizing Notes, with payments of principal and interest made in equal installments over the life of the Note. We will make payments of principal of, and interest on, Amortizing Notes in equal installments at the periodic intervals specified in the applicable pricing supplement and at maturity. A table setting forth payment information in respect of each Amortizing Note will be included in the pricing supplement and in such Notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement.

EXTENSION OF MATURITY

     The pricing supplement relating to each Note also will indicate whether we have the option to extend the stated maturity of such Note for one or more periods of whole years (each an "Extension Period") up to but not beyond the date set forth in such pricing supplement.

     We may exercise such option with respect to a Note by notifying the trustee at least 45 but not more than 60 days prior to the initial stated maturity, or then applicable extension thereof, of such Note (the "Applicable Maturity"). Not later than 40 days prior to the Applicable Maturity, the trustee will send to the holder of such Note a notice (the "Extension Notice"), by telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid). The Extension Notice will set forth:

     - our election to extend the stated maturity of such Note;

     - the new stated maturity;

     - in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and

     - the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the Extension Period.

     Upon the mailing by the trustee of an Extension Notice to the holder of a Note, the stated maturity of such Note will be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Not later than 20 days prior to the Applicable Maturity of such Note, we may, at our option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the trustee to send notice of the higher interest rate or higher Spread or higher Spread Multiplier, by telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid), to the holder of such Note. The notice shall be irrevocable. All Notes for which the stated maturity is extended will bear the higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If we extend the stated maturity of a Note, the holder of the Note will have the option to elect repayment of such Note by us on the Applicable Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the Applicable Maturity once we have extended its stated maturity, the holder must follow the procedures set forth below under "Repayment at the Option of the Holder" for optional repayment, except that the period for delivery of such Note or notification to the trustee shall be at least 25 days but not more than 35 days prior to the Applicable Maturity. A holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day before the Applicable Maturity.

RENEWABLE NOTES

     We may also issue from time to time variable rate renewable Notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate, and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable pricing supplement.

     The Renewable Notes will mature on the Interest Payment Date specified in the applicable pricing supplement (the "Initial Maturity Date"), unless the stated maturity of all or any portion of the principal amount is extended in accordance with the procedures described below. On the Interest Payment Dates specified in the pricing supplement (each such Interest Payment Date, an "Election Date"), the stated maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder elects to terminate the automatic extension of the stated maturity of the Renewable Notes or of any portion thereof having a minimum principal amount of $100,000 or any multiple of $100,000 in excess thereof by delivering a notice to such effect to the trustee not less than, nor more than, a number of days to be specified in the pricing supplement prior to such Election Date. This option may be exercised with respect to less than the entire principal amount of the Renewable Notes as long as the above-described minimum amount and multiple requirement is met. The stated maturity of Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable pricing supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the stated maturity of any portion of the principal amount of Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the pricing supplement) after the Election Date prior to which the holder made its election.

     An election to terminate the automatic extension of maturity may be revoked as to any portion of Renewable Notes having a minimum principal amount of $100,000 or any multiple of $100,000 in excess thereof by delivering a notice to such effect to the trustee on any day following the effective date of the election to terminate the automatic extension of the stated maturity and prior to the date 15 days before the date on which such portion would otherwise mature. The revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of the stated maturity has been terminated as long as the above-described minimum amount and multiple requirement is met. A revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the stated maturity of Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

     Renewable Notes may be redeemed in whole or in part at our option on the Interest Payment Dates in each year specified in the applicable pricing supplement, commencing with the Interest Payment Date specified in the applicable supplement, at a redemption price as stated in the pricing supplement, together with accrued and unpaid interest to the date of redemption. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

SINKING FUND

     Unless otherwise specified in a pricing supplement, the Notes will not be subject to any sinking fund or analogous provisions. If we will be obligated to redeem or repurchase Notes pursuant to this type of provision, the applicable pricing supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or repurchased, in whole or in part, and the other detailed terms and provisions of such obligation.

REDEMPTION AT THE OPTION OF WHITMAN

     Except in the case of Notes which shall be redeemable as described under "Renewable Notes", if one or more Redemption Dates (or range of Redemption Dates) is specified in the pricing supplement, the Notes will be subject to redemption, in whole or in part, as specified in such pricing supplement, on the date (or during any range of dates) specified in such pricing supplement at our option upon not less than 30 days' or more than 60 days' notice, at the Redemption Price or Prices specified in the pricing supplement, together with interest accrued to the Redemption Date. Installments of interest, payable on or prior to the date fixed for redemption will be payable to the Holder of such Note, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall be an authorized denomination (which shall not be less than the minimum authorized denomination) for the Notes. If less than all Notes of like tenor are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

REPAYMENT AT THE OPTION OF THE HOLDER

     Except in the case of Notes which we may extend, which shall be repayable at the option of the Holder as described under "Extension of Maturity", if one or more Repayment Dates (or range of such dates) is specified in the pricing supplement, the Notes will be subject to repayment, in whole, or from time to time in part, as specified in such pricing supplement, on the date (or during any range of dates) specified in such pricing supplement or, if any such date is not a Business Day, on the first Business Day following such date, at the election of the Holder at the Repayment Price determined as set forth in the applicable pricing supplement, together with interest accrued to the Repayment Date. Interest installments payable on or prior to the date fixed for repayment will be payable to the holder of such Note, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date.

     Unless otherwise specified in the applicable pricing supplement, in order to exercise such an election, a holder must, unless a different notice period is specified in the pricing supplement, give to the trustee not less than 30 days' nor more than 60 days' notice. Unless otherwise specified in the applicable pricing supplement, any such notice shall consist of either (i) the Note with the form entitled "Option to Elect Repayment" duly completed, or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange, or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, setting out the name of the holder, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised by such statement and a guarantee that such Note, together with the duly completed form entitled "Option to Elect Repayment", will be received by the trustee not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter. Such telegram, facsimile transmission or letter shall only be effective if such Note and such form, duly completed, are received by the trustee by such fifth Business Day.

     Unless otherwise specified in the applicable pricing supplement, exercise of a repayment option by a holder will be irrevocable. Such option may be exercised with respect to less than the entire principal amount of a Note, provided that the portion remaining outstanding after such repayment is an authorized denomination.

     If a Note is represented by a Book-Entry Note, the depositary's nominee will be the holder thereof entitled to exercise a right to repayment. In order to ensure that the depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of an interest in such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Book-Entry Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

     While the Book-Entry Notes are represented by Global Notes held by or on behalf of the depositary, and registered in the name of the depositary or the depositary's nominee, the option for repayment may be exercised by the applicable participant that has an account with the depositary, on behalf of the beneficial owners of the Global Note or Notes representing such Book-Entry Notes, by delivering a written notice substantially similar to the above-mentioned forms to the trustee at its Corporate Trust Office (or such other address of which we will from time to time notify the holders), not more than 60 days nor less than 30 days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners of the Global Note or Notes representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the trustee on a particular day, the beneficial owner of the Global Note or Notes representing such Book-Entry Notes must so direct the applicable participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from the customers. Accordingly, beneficial owners of the Global Note or Notes representing Book-Entry Notes should consult the participants through which they own their interest therein for the respective deadlines for such participants. All notices must be executed by a duly authorized officer of such participant (with signature guaranteed) and will be irrevocable. In addition, beneficial owners of the Global Note or Notes representing Book-Entry Notes will effect delivery at the time such notices of election are given to the depositary by causing the participant to transfer such beneficial owner's interest in the Global Note or Notes representing such Book-Entry Notes, on the depositary's records, to the trustee. See "Book-Entry Notes".

     If applicable, Whitman will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of a holder.

OTHER PROVISIONS; ADDENDA

     Any provisions regarding the Notes, including the determination of an Interest Rate Basis, the calculation of the interest rate applicable to a Fixed or Floating Rate Note, and the specification of one or more Interest Rate Bases, the Interest Payment Dates, the maturity date or any other term of a Note, may be modified as specified under "Other Provisions" on the face thereof or in an addendum to the Note, if so specified on the face of the Note and in the applicable pricing supplement.

REPURCHASE

     We may at any time purchase Notes at any price in the open market or otherwise. We may, at our discretion, hold, resell or surrender to the trustee for cancellation Notes that we purchase.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes of like tenor and having the same date of issue will be represented by one or more fully registered securities in permanent global form (each a "Global Note"). Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as depositary, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the depositary or a nominee of the depositary.

     Ownership of beneficial interests in a Global Note representing Book-Entry Notes will be limited to institutions that have accounts with the depositary or its nominee ("participants") or persons that may hold interests through participants. We have been advised by the depositary that upon receipt of any payment of principal of or any premium or interest for a Global Note, the depositary will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the depositary. Ownership of beneficial interests by participants in a Global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such Global Note. Ownership of beneficial interests in a Global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Those laws may impair the ability to transfer beneficial interests to such Global Note.

     We will make payment of, principal of and any premium and interest on, Book-Entry Notes represented by any Global Note registered in the name of or held by the depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note representing such Book-Entry Notes. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of those participants. We, the trustee, our agents, and agents of the trustee will not have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

     No Global Note described above may be transferred except as a whole by the depositary for such permanent Global Note to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

     No Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than the depositary for such Global Note or any nominee of the depositary unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such Global Note or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Note or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may warrant the exchange of Global Notes for registered Notes.

     Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form of any authorized denomination and of like tenor and aggregate principal amount. Such Notes shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such Global Note.

     As long as the depositary, or its nominee, is the registered holder of a Global Note, the depositary or such nominee will be considered the sole owner and holder of the Notes represented thereby for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in exchange for the Global Notes and will not be considered to be the owners or holders of such Global Note or any Notes represented thereby for any purpose under the Notes or the Indenture. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     The Indenture provides that the depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a holder is entitled to give or take under the Indenture. We understand that, under existing industry practices, in the event that we request any action of holders or an owner of a beneficial interest in such Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The depositary has advised us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Notes to beneficial owners thereof. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Any such change may apply retroactively.

     This summary discusses only the principal United States federal income tax consequences to beneficial owners holding Notes as capital assets. It does not address all of the tax consequences that may be relevant to a beneficial owner in light of the beneficial owner's particular circumstances or to beneficial owners subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for United States federal income tax purposes, persons whose functional currency is other than the United States dollar, and persons who hold Notes as part of a straddle, hedging or conversion transaction). Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they were issued. The United States federal income tax consequences of the ownership of Notes that are due to mature more than 30 years from their date of issue would be discussed in an applicable pricing supplement.

     You should consult your tax advisors with regard to the application of United States federal income tax laws to your particular situation as well as any tax consequences to you arising under the laws of any state, local or foreign taxing jurisdiction.

TAXATION OF INTEREST

     The taxation of interest on a Note depends on whether the interest is "qualified stated interest" (as defined below). Interest that is qualified stated interest is includible in a United States Holder's income as ordinary income when actually or constructively received (if such United States Holder uses the cash method of accounting for United States federal income tax purposes) or when accrued (if such United States Holder uses an accrual method of accounting for United States federal income tax purposes). A United States Holder includes interest that is not qualified stated interest in its income under the rules governing "original issue discount," described below, regardless of such United States Holder's method of accounting.

     Definition of Qualified Stated Interest. Interest on a Note is "qualified stated interest" if the interest is unconditionally payable in cash or in property (other than debt instruments of Whitman) at least annually at a single fixed rate (in the case of a Fixed Rate Note) or at a single "qualified floating rate" or "objective rate" (in the case of a Floating Rate Note that qualifies as a variable rate debt instrument). If a Floating Rate Note that qualifies as a variable rate debt instrument provides for interest other than at a single qualified floating rate or single objective rate, special rules apply to determine the portion of such interest that is qualified stated interest. See "Original Issue Discount--Floating Rate Notes that are VRDIs," below.

Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate. A Floating Rate Note is a variable rate debt instrument ("VRDI") if all four of the following conditions are met. First, the "issue price" (as defined under "-- Original Issue Discount") of the Note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a Note that provides for a payment of any amount other than qualified stated interest before maturity, the weighted average maturity of the Note) or (ii) 15% of the total noncontingent principal payments.

     Second, except as provided in the preceding paragraph, the Floating Rate Note must not provide for any principal payments that are contingent.

     Third, the Note must provide for stated interest (compounded or paid at least annually) at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate or
(d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate" (as defined below).

     Fourth, the Note must provide that a qualified floating rate or objective rate in effect at any time during the term of the Note is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. For example, a Note could not provide for an interest rate based on the LIBOR rate in effect two years prior to each Interest Payment Date.

     Subject to certain exceptions, a variable rate of interest on a Note is a "qualified floating rate" if (a) variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated or (b) the variable rate is equal to the product of an otherwise qualified floating rate and (i) a fixed multiple that is greater than .65 but not more than 1.35 or (ii) a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate. If the Note provides for two or more qualified floating rates that (a) are within .25 percentage points of each other on the issue date or (b) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A variable rate is not considered a qualified floating rate if the variable rate is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction.

     Subject to certain exceptions, an "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of Whitman (or a related party) nor unique to the circumstances of Whitman (or a related party). A rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. The Internal Revenue Service (the "Service") may designate rates other than those specified above that will be treated as objective rates. As of the date of this Prospectus Supplement, no such other rates have been designated. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

     If interest on a Note is stated at a fixed rate for an initial period of one year or less, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent or (ii) the value of the variable rate on the issue date is otherwise intended to approximate the fixed rate, the fixed rate and the variable rate together are treated as a single qualified floating rate or objective rate.

ORIGINAL ISSUE DISCOUNT

     Original issue discount is the excess, if any, of a Note's "stated redemption price at maturity" over its "issue price." A Note's "stated redemption price at maturity" is the sum of all payments provided by the Note (whether designated as interest or as principal) other than payments of qualified stated interest. The "issue price" of a Note is the first price at which a substantial amount of the Notes in the issuance that includes the Note is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

     United States Holders of Notes with original issue discount (other than Notes having a maturity of not less than one year from their date of issue) generally will be required to include such original issue discount in income as it accrues in accordance with the constant yield method described below, before the receipt of the related cash payments.

     The amount of original issue discount with respect to a Note will be treated as zero if the original issue discount is "de minimus," i.e., if it is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity. In the case of a Note that provides for payment of any amount other than qualified stated interest before maturity, the weighted average maturity of the Note is substituted for the complete years to maturity in the calculation. Unless the election described below under "#Election to Treat All Interest as Original Issue Discount" is made, a United States Holder with a de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payments made and the denominator of which is the stated principal amount of the Note.

     Fixed Rate Notes. In the case of a Fixed Rate Note with original issue discount, the amount of original issue discount includible in the income of a United States Holder for any taxable year is determined under the constant yield method, as follows. First, the Note's "yield to maturity" is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Note (including payments of qualified stated interest) produces an amount equal to the issue price of the Note. The yield to maturity is constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

     Second, the term of the Note is divided into "accrual periods." Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

     Third, the total amount of original issue discount on the Note is allocated among accrual periods. In general, the original issue discount allocable to an accrual period equals the product of the "adjusted issue price" of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of original issue discount previously includible in the gross income of any beneficial owner and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a Note, the amount of original issue discount previously includible in the gross income of any beneficial owner is determined without regard to "premium" and "acquisition premium", as those terms are defined below under "-- Premium and Acquisition Premium."

     Fourth, the "daily portions" of original issue discount are determined by allocating to each day in an accrual period its ratable portion of the original issue discount allocable to the accrual period.

     A United States Holder includes in income in any taxable year the daily portions of original issue discount for each day during the taxable year that such United States Holder held Notes. Under the constant yield method described above, United States Holders generally are required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Floating Rate Notes that are VRDIs. The taxation of original issue discount (including interest that is not qualified stated interest) on a Floating Rate Note depends on whether the Note is a "VRDI". See
"-- Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate" above.

     In the case of a VRDI that provides for qualified stated interest, the amount of qualified stated interest and original issue discount, if any, includible in income during a taxable year are determined under the rules applicable to Fixed Rate Notes by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, and (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the Note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

     If a VRDI does not provide for qualified stated interest as described above and does not provide for a fixed rate, the amount of interest and original issue discount accruals are determined by constructing an equivalent fixed rate debt instrument, as follows.

     First, a fixed rate substitute for each variable rate provided by the Note is determined. The fixed rate substitute for each qualified floating rate provided by the Note is the value of that qualified floating rate on the issue date. If the Note provides for two or more qualified floating rates with different intervals between interest adjustment dates (e.g., the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (e.g., the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Note.

     Second, a hypothetical equivalent fixed rate debt instrument is constructed that has terms identical to those provided under the Note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the first step, in lieu of the qualified floating rates or objective rate provided by the Note.

     Third, the amount of qualified stated interest and original issue discount for the equivalent fixed rate debt instrument are determined under the rules described above for Fixed Rate Notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. See
"-- Taxation of Interest" and "-- Original Issue Discount--Fixed Rate Notes," above.

     Fourth, appropriate adjustments are made for the actual values of the variable rates. In this step, qualified stated interest or original issue discount allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

     If a VRDI provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate, the amount of interest and original issue discount accruals are determined as in the preceding four paragraphs with the modification that the VRDI is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or qualified inverse floating rate) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the VRDI as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Contingent Notes. A Floating Rate Note that is not a VRDI (a "Contingent Note"), will be taxable under the rules applicable to contingent payment debt instruments (the "Contingent Debt Regulations"), as follows.

     First, Whitman is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which Whitman would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions) but not taking into consideration the risk of the contingencies or the liquidity of the Contingent Note. Further, the comparable yield may not be less than the applicable Federal Rate announced monthly by the Service. In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States federal tax liability, the comparable yield for the Contingent Note is, without proper evidence to the contrary, presumed to be the applicable Federal Rate.

     Second, solely for tax purposes, Whitman constructs a projected schedule of payments (the "Schedule") determined under Treas. Reg. sec.1.1275-4 (the "Contingent Debt Regulations"). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

     Third, under the usual rules applicable to Notes issued with original issue discount and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

     Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, interest income is generally increased (or decreased) if the actual contingent payment is more (or less) than the projected payment. Differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

     The Contingent Debt Regulations require Whitman to provide each beneficial owner of a Contingent Note with the Schedule. If we do not create the Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the fact that the United States Holder is using its own schedule and the reason therefor. Unless otherwise prescribed by the Service, the United States Holder must make such disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

     Other Rules. Whitman may redeem certain Notes having original issue discount prior to maturity. Such Notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of original issue discount. Purchasers of such Notes with a redemption feature should carefully examine the applicable pricing supplement and should consult their tax advisors with respect to such feature since the tax consequences with respect to interest and original issue discount will depend, in part, on the particular terms and the particular features of the Note.

MARKET DISCOUNT

     If a United States Holder acquires a Note having a maturity date of more than one year from the date of its issuance and has a tax basis in the Note that is, in the case of a Note that does not have original issue discount, less than its stated redemption price at maturity, or, in the case of a Note that has original issue discount, less than its adjusted issue price (as defined above), the amount of such difference is treated as "market discount" for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated redemption price at maturity or adjusted issue price, respectively, multiplied by the number of complete years to maturity (from the date of acquisition).

     Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of a Note that has original issue discount, any payment that is not qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If the United States Holder disposes of the Note in certain otherwise nontaxable transactions, the United States Holder includes as ordinary income any accrued market discount as if such United States Holder had sold the Note at its then fair market value.

     In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a Note-by-Note basis and is irrevocable.

     A United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry Notes with market discount. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the Service. A United States Holder's tax basis in a Note will be increased by the amount of market discount included in such United States Holder's income under such an election.

     The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the market discount rules to such Notes.

PREMIUM AND ACQUISITION PREMIUM

     If a United States Holder purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the date of acquisition (other than payments of qualified stated interest), such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and generally will not be required to include any original issue discount in income. Generally, a United States Holder may elect to amortize such premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see "Original Issue Discount"), over the remaining term of the Note (where such Note is not redeemable prior to its maturity date). In the case of Notes that may be redeemed prior to maturity, the premium is calculated assuming that Whitman or the United States Holder will exercise or not exercise redemption rights in a manner that maximizes the United States Holder's yield. A United States Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Service.

     If a United States Holder purchases a Note issued with original issue discount at an "acquisition premium," the United States Holder will include in its gross income an amount of original issue discount reduced to reflect the acquisition premium. A Note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest and (b) greater than the Note's "adjusted issue price" (as described above under "-- Original Issue Discount--Fixed Rate Notes").

     If a Note is purchased at an acquisition premium, the United States Holder reduces the amount of original issue discount otherwise includible in income during an accrual period by a fraction, the numerator of which is the excess of the adjusted basis of the Note immediately after its acquisition by the purchaser over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     As an alternative to reducing the amount of original issue discount otherwise includible in income by this fraction, the United States Holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

     The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, if you are considering purchasing a Contingent Note you should consult with your own tax advisors with respect to the application of the acquisition premium and amortizable bond premium rules to such Notes.

PRE-ISSUANCE ACCRUED INTEREST

     If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the
Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

     United States Holders may elect to include in gross income all interest that accrues on a Note, including any stated interest, acquisition discount, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under "Original Issue Discount." In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. Such an election for a Note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the Service. Similarly, such an election for a Note with market discount results in a deemed election to accrue market discount in income currently for such Note and for all other bonds acquired by the United States Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the Service. A United States Holder's tax basis in a Note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

     The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, if you are considering purchasing a Contingent Note you should consult with your tax advisors with respect to the application of the market discount, acquisition premium and amortizable bond premium rules to such Notes.

SALE OR EXCHANGE OF NOTES

     A United States Holder generally recognizes gain or loss upon the sale or exchange of a Note equal to the difference between the amount realized upon such sale or exchange and the United States Holder's adjusted basis in the Note. Such adjusted basis in the Note generally equals the cost of the Note, increased by original issue discount, acquisition discount or market discount previously included in the United States Holder's income in respect of the Note and the amount, if any, of income attributable to de minimus original issue discount and de minimus market discount included in the United States Holder's income in respect of the Note, and reduced (but not below zero) by (i) any payments on the Note other than payments of qualified stated interest and (ii) any amortizable bond premium that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Subject to the discussion under "-- Foreign Currency Notes" below, any gain or loss recognized on the sale or retirement of a Note is capital gain or loss, except as provided under "-- Market Discount" above and "-- Short-Term Note" below. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, if you are considering purchasing a Contingent Note you should consult with your tax advisors with respect to rules governing the sale, exchange or retirement of such Notes.

SHORT-TERM NOTES

     In the case of a Short-Term Note, no interest is treated as qualified stated interest, and therefore all interest is included in original issue discount. United States Holders that report income for United States federal income tax purposes on an accrual method and certain other United States Holders are required to include original issue discount in income on such Short-Term Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding.

     Any other United States Holder of a Short-Term Note is not required to accrue original issue discount for United States federal income tax purposes, unless it elects to do so (but may be required to include any stated interest in income as the interest is received). In the case of a United States Holder that is not required, and does not elect, to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note is ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, United States Holders that are not required, and do not elect, to include original issue discount in income currently are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to such Short-Term Note (which includes both the accrued original issue discount and accrued interest that are payable but that have not been included in gross income), until such deferred interest income is realized. A United States Holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to "acquisition discount" rather than original issue discount. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder's basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which such election applies, unless revoked with the consent of the Service. A United States Holder's tax basis in a Short-Term Note is increased by the amount included in such United States Holder's income on such a Note.

FOREIGN CURRENCY NOTES

     The following summary describes special rules that apply, in addition to the rules described above, to Foreign Currency Notes. The treatment of a debt instrument, such as a Foreign Currency Note, that provides for interest payments that are not fixed in amount at the time that the debt instrument is issued (like the treatment of a Floating Rate Note) depends on whether the debt instrument qualifies as a VRDI. A Foreign Currency Note qualifying as a VRDI is subject to the rules discussed above in "-- Taxation of Interest" and "-- Original Issue Discount" in addition to the rules discussed below. Foreign Currency Notes not qualifying as VRDIs may be subject to the rules discussed above in "-- Original Issue Discount--Contingent Notes" in addition to the rules discussed below.

     Interest Includible In Income Upon Receipt. An interest payment on a Foreign Currency Note that is not required to be included in income by the United States Holder prior to the receipt of such payment (e.g., qualified stated interest received by a cash method United States Holder) is includible in income by the United States Holder based on the United States dollar value of the foreign currency determined on the date such payment is received, regardless of whether the payment is in fact converted to United States dollars at that time. If the interest payment is converted into United States dollars by the Exchange Rate Agent, as discussed under "Description of the Notes--Foreign Currency Notes" above, the amount of income recognized by a cash basis United States Holder will be the United States dollar amount into which the payment is converted. Such United States dollar value is the United States Holder's tax basis in the foreign currency received.

     Interest Includible In Income Prior To Receipt. In the case of interest income on a Foreign Currency Note that is required to be included in income by the United States Holder prior to the receipt of payment (e.g., stated interest on a Foreign Currency Note held by an accrual basis United States Holder or accrued original issue discount or accrued market discount that is includible in income as it accrues), a United States Holder is required to include in income the United States dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. Unless the United States Holder makes the election discussed in the next paragraph, the United States dollar value of such accrued income is determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the portion of the accrual period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). Such United States Holder recognizes, as ordinary gain or loss, foreign currency exchange gain or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the last day of the relevant accrual period and the date of payment. The amount of gain or loss recognized equals the difference between (i) the United States dollar value of the foreign currency payment received in respect of such accrual period determined based on the exchange rate on the date such payment is received or the exchange rate on the basis of which the Exchange Rate Agent converted the interest payments into United States dollars and (ii) the United States dollar value of interest income that has accrued during such accrual period (as determined above).

     Under the so-called "spot rate convention election", a United States Holder may, in lieu of applying the rules described in the preceding paragraph, elect to translate accrued interest income into United States dollars at the exchange rate in effect on the last day of the relevant accrual period for original issue discount, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of such income is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate such income into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the Service.

     Purchase, Sale, Exchange or Retirement. A United States Holder that converts United States dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same foreign currency normally does not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder that purchases a Foreign Currency Note with previously owned foreign currency does recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the United States dollar market value of the Foreign Currency Note on the date of the purchase. A United States Holder's tax basis in a Foreign Currency Note (and the amount of any subsequent adjustment to such United States Holder's tax basis) is the United States dollar value of the foreign currency amount paid for such Foreign Currency Note (or of the foreign currency amount of the adjustment) determined on the date of such purchase or adjustment. In the case of an adjustment resulting from accrual of original issue discount or market discount, such adjustment is made at the rate at which such original issue discount or market discount is translated into United States dollars under the rules described above.

     Gain or loss realized upon the sale, exchange or retirement of, or the receipt of principal on, a Foreign Currency Note, to the extent attributable to fluctuations in currency exchange rates, is generally ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates equals the difference between (i) the United States dollar value of the foreign currency purchase price for such Note, determined on the date such Note is disposed of, and (ii) the United States dollar value of the foreign currency purchase price for such Note, determined on the date such United States Holder acquired such Note. Any portion of the proceeds of such sale, exchange or retirement attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. Such foreign currency gain or loss is recognized only to the extent of the overall gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. In general, the source of such foreign currency gain or loss is determined by reference to the residence of the United States Holder or the "qualified business unit" of such United States Holder on whose books the
Note is properly reflected. Any gain or loss realized by a United States Holder in excess of such foreign currency gain or loss is capital gain or loss (except to the extent of any accrued market discount not previously included in such United States Holder's income or, in the case of a Short-Term Note having original issue discount, to the extent of any original issue discount not previously included in such United States Holder's income).

     The tax basis of a United States Holder in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note is equal to the United States dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Treasury Regulation sec.1.988-2 provide a special rule for purchases and sales of publicly traded securities by a cash method taxpayer under which units of foreign currency paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss results from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of publicly traded securities provided the election is applied consistently. Such election cannot be changed without consent of the United States Internal Revenue Service. United States Holders should consult their tax advisors concerning the applicability to Foreign Currency Notes of the special rules summarized in this paragraph.

     Market discount, acquisition premium and amortizable bond premium of a Foreign Currency Note are determined in the relevant foreign currency. The amount of such market discount or acquisition premium that is included in (or reduces) income currently is to be determined for any accrual period in the relevant foreign currency and then translated into United States dollars on the basis of the average exchange rate in effect during such accrual period or with reference to the spot rate convention election as described above. Exchange gain or loss realized with respect to such accrued market discount or acquisition premium is determined and recognized in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount that is included in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note is the United States dollar value of such accrued market discount, determined on the date of receipt of such partial principal payment or upon the sale, exchange, retirement or other disposition, and no portion thereof is treated as exchange gain or loss. Exchange gain or loss with respect to amortizable bond premium is determined by treating the portion of premium amortized with respect to any period as a return of principal. With respect to a United States Holder of a Foreign Currency Note that does not elect to amortize premium, the amount of premium, if any, is treated as a capital loss when such Note matures.

     Foreign Currency Notes denominated either in a so-called hyperinflationary currency or in more than one currency, or that do not qualify as a VRDI and thus are treated as Contingent Notes may be subject to rules that differ from the general rules described above. United States Holders intending to purchase Foreign Currency Notes with such a feature should examine the applicable pricing supplement and should consult their own tax advisors with respect to the purchase, ownership and disposition of such a Foreign Currency Note.

INDEXED NOTES

     The United States federal income tax treatment of Indexed Notes will depend on whether or not the Note qualifies as a VRDI. The treatment of an Indexed Note that qualifies as a VRDI is described above under "-- Taxation of Interest" and "-- Original Issue Discount". An Indexed Note that does not qualify as a VRDI will be treated as a Contingent Note taxable in the manner described above under "-- Original Issue Discount -- Contingent Notes".

AMORTIZING NOTES

     Payments received pursuant to an Amortizing Note may consist of both a principal and an interest component. The interest component will generally constitute a tax-free return of capital that will reduce a United States Holder's adjusted tax basis in the Note.

EXTENDIBLE NOTES, RENEWABLE NOTES AND RESET NOTES

     If so specified in an applicable pricing supplement relating to a Note, Whitman or a beneficial owner of a Note may have the option to extend the stated maturity of such Note. See "Description of the Notes--Extension of Maturity" and "Description of the Notes--Renewable Notes." In addition, Whitman may have the option to reset the interest rate, the Spread and/or the Spread Multiplier with respect to a Note. See "Description of the Notes-Floating Rate Notes." The treatment of a United States Holder to which such options apply is unclear and will depend, in part, on the terms established for such Notes by Whitman pursuant to the exercise of such option. Upon the exercise of any such option, such United States Holder may be treated for United States federal income tax purposes as having exchanged such "old Notes" for "new Notes" with revised terms. If such holder is treated as having exchanged old Notes for new Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization. If the exercise of the option is not treated as a taxable exchange of old Notes for new Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of old Notes for new Notes, a United States Holder would recognize gain or loss generally equal to the difference between the fair market value of the new Notes and such holder's tax basis in the old Notes.

     However, if the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. In this regard, the meaning of the term "principal amount" is not clear. Such term could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered. Legislation to that effect has been introduced in the past. It is not possible to determine whether such legislation will be reintroduced or enacted, and, if enacted, whether it would apply to a recapitalization occurring prior to the date of enactment. To the extent new Notes are received in consideration for accrued but unpaid interest on the old Notes, such accrued interest will be treated as ordinary income regardless of whether the deemed exchange is taxable or a tax-free recapitalization.

     The presence of such options may also affect the calculation of original issue discount, among other things. For purposes of determining the combination of options to require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to extend or an option to call a debt instrument at a fixed premium), Whitman will be deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the debt instrument. Conversely, a holder having such option or combination of such options will be deemed to exercise or not exercise such option or combination of options in a manner that maximizes the yield on such debt instrument. If both Whitman and the holder have options, the foregoing rules are applied to the options in the order that they may be exercised. Thus, the deemed exercise of one option may eliminate other options that are later in time.

     If the exercise of such option or options actually occurs or does not occur, contrary to what is deemed to occur pursuant to the foregoing rules, then, solely for purposes of the accrual of original issue discount, the yield and maturity of the debt instrument are redetermined by treating the debt instrument as reissued on the date of the occurrence or non-occurrence of the exercise for an amount equal to its adjusted issue price on that date.

     The foregoing discussion of Extendible Notes, Renewable Notes and Notes where the interest rate can be reset is provided for general information only. Additional tax considerations may arise from the ownership of such Notes in light of the particular features or combination of features of such Notes, and accordingly, if you are considering purchasing such Notes we advise and expect you to consult with your own legal and tax advisers regarding the tax consequences of the ownership of such Notes.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest (including original issue discount) with respect to a Note by Whitman or by any paying agent to any beneficial owner of a Note that is not a United States Holder (hereinafter a "non-United States Holder") are not subject to withholding of United States federal income tax, provided, in the case of interest, that (i) such non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Whitman stock entitled to vote, (ii) such non-United States Holder is not for United States federal income tax purposes a controlled foreign corporation related, directly or indirectly, to Whitman through stock ownership, (iii) such non-United States Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to Whitman or paying agent, as the case may be, that such owner is a non-United States Holder and provides such Holder's name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies, under penalties of perjury, to Whitman or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including original issue discount) made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. The foregoing certification may be provided by the beneficial owner of a Note on Internal Revenue Service Form W-8 or on a similar form.

     On October 14, 1997, the United States Internal Revenue Service published in the Federal Register final regulations (the "New Withholding Regulations") which affect the withholding and backup withholding requirements with respect to payments made to non-United States Holders. The New Withholding Regulations are generally expected to be effective for payments after December 31, 2000, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules (see below). The discussion under this heading and under "-- Backup Withholding and Information Reporting" below is not intended to be a complete discussion of the provisions of the New Withholding Regulations, and prospective purchasers of the Notes are urged to consult their tax advisors concerning the tax consequences of the acquiring, holding and disposing of the Notes in light of the New Withholding Regulations.

     The New Withholding Regulations provide documentation procedures designed to simplify compliance by withholding agents. The New Withholding Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a qualified intermediary (as defined in Treas. Reg. sec.1.1441-1) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

     For purposes of the certification requirements, the New Withholding Regulations generally treat, as the beneficial owners of payments on a Note, those persons that, under general United States federal income tax principles, are the actual taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United Stated federal income tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The New Withholding Regulations provide certain presumptions with respect to withholding for holders not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the New Withholding Regulations will replace a number of current tax certification forms (including Internal Revenue Service

Form W-8 and Internal Revenue Service Form 4224, discussed below) with a new Internal Revenue Service Form W-8 series of tax certification forms (which, in certain circumstances, requires information in addition to that previously required). These new forms are available now and may be used in lieu of the current Internal Revenue Service Form W-8 and 4224. Under the New Withholding Regulations, the Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

     The New Withholding Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8 and Internal Revenue Service Form 4224. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under the law in effect prior to January 1, 2001.

     Notwithstanding the foregoing, interest described in Section 871(h)(4) of the Code is subject to United States withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty). In general, interest described in Section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the issuer or a related person, any income or profits of the issuer or a related person, any change in the value of any property of the issuer or a related person or any dividends, partnership distribution or similar payments made by the issuer or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the United States Internal Revenue Service in future Treasury regulations.

     If a non-United States Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States federal income tax on such interest (including original issue discount) in the same manner as if it were a United States Holder. In lieu of the certificate described above, such non-United States Holder must provide a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including original issue discount) on a Note is included in the earnings and profits of such non-United States Holder if such interest (including original issue discount) is effectively connected with the conduct by such non-United States Holder of a trade or business in the United States.

     Generally, any gain or income (other than that attributable to accrued interest or original issue discount, which is taxable in the manner described above) realized upon the sale, exchange, retirement or other disposition of a
Note is not subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either (A) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States or (B) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

     Under the New Withholding Regulations, withholding of United States federal income tax with respect to accrued original issue discount may apply to payments on a taxable sale or other disposition of a Note by a non-United States Holder that does not provide appropriate certification to the withholding agent with respect to such transaction.

ESTATE TAX

     A Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (i) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Whitman entitled to vote, (ii) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death and (iii) interest on the Note is not described in Section 871(h)(4) of the Code.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     United States Holders. In general, information reporting requirements apply to interest (including original issue discount) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate United States Holders. In addition, a 31% backup withholding tax applies if (i) the non-corporate United States Holder fails to furnish such non-corporate United States Holder's Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) the non-corporate United States Holder furnishes an incorrect TIN and the payor is so notified by the United States Internal Revenue Service, (iii) the payor is notified by the United States Internal Revenue Service that such non-corporate United States Holder has failed properly to report payments of interest and dividends or (iv) in certain circumstances, the non-corporate United States Holder fails to certify, under penalties of perjury, that it has not been notified by the United States Internal Revenue Service that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations.

     Non-United States Holders. In the case of a non-United States Holder, under Treasury regulations, backup withholding and information reporting do not apply to payments of principal and interest made by Whitman or any paying agent thereof on a Note with respect to which such non-United States Holder has provided the required certification under penalties of perjury that such non-United States Holder is a non-United States Holder or has otherwise established an exemption, provided that (i) Whitman or paying agent, as the case may be, does not have actual knowledge that the payee is a United States person and (ii) certain other conditions are satisfied.

     Under current Treasury regulations, (i) principal or interest payments (including original issue discount) on a Note collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note to or through a foreign office of a broker are generally not subject to backup withholding or information reporting. However, if such custodian, nominee, agent or broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such custodian, nominee, agent or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments unless such custodian, nominee, agent or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

     In general, the New Withholding Regulations do not significantly alter the substantive backup withholding and information reporting requirements described above. As under current law, backup withholding and information reporting will not apply to payments to a non-United States Holder of principal, premium and interest (including original issue discount) on a Note if such non-United States Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption. Similarly, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to (i) payments of interest (including original issue discount, if any) made outside the United States to certain offshore accounts and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States. However, information reporting (but not backup withholding) will apply to (i) payments of interest made by a payor outside the United States and
(ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States if payment is made by a broker that is, for United States federal income tax purposes, (A) a United States person,
(B) a controlled foreign corporation, (C) a United States branch of a foreign bank or foreign insurance company, (D) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (E) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless such payor or broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a non-United States Holder under the backup withholding rules are allowed as a refund or a credit against such non-United States Holder's United States federal income tax, provided that the required information is furnished to the Service.

     You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

                 SUPPLEMENTAL PLAN OF DISTRIBUTION OF THE NOTES

     Under the terms of a Distribution Agreement, dated June 23, 2000, we are offering the Notes on a continuing basis through the agents, each of which has agreed to use reasonable efforts to solicit purchases of the Notes. Unless otherwise disclosed in the applicable pricing supplement, we will pay a commission, or grant a discount, to the agents. We will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each agent will have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase Notes received by it, in whole or in part.

     We also may sell Notes to any agent, acting as principal, at a discount to be agreed upon at the time of sale. If no other discount is agreed, we will pay a commission (or grant a discount) that will be within the range of commissions set forth on the cover page of this Prospectus Supplement. Such Notes may be resold at market prices prevailing at the time of resale, at prices related to such prevailing market prices, at a fixed offering price or at negotiated prices, as determined by such agent. We also may sell Notes to any agent or to a group of underwriters for whom an agent acts as representative, at a discount or premium to be agreed at the time of sale for resale to one or more investors or purchasers at a fixed offering price or at varying prices prevailing at the time of resale, at prices related to such prevailing market prices at the time of such resale or at negotiated prices. Notes purchased by an agent or by a group of underwriters may be resold to certain securities dealers for resale to investors or to certain other dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the agent and/or commissions from the purchasers for whom they may act as agents. Unless otherwise specified in the applicable pricing supplement, any concessions allowed by any agent to any such dealer shall not be in excess of the commission or discount received by such agent from us. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     We have reserved the right to sell Notes directly on our own behalf and to accept offers to purchase Notes through additional distributors on substantially the same terms and conditions (including commission rates) as would apply to purchases of Notes under the Distribution Agreement. In addition, we have reserved the right to appoint additional agents who would become parties to the Distribution Agreement for the purpose of soliciting offers to purchase Notes. Such additional distributors or agents will be named in the applicable pricing supplement. No commission will be payable on any Notes that we sell directly.

     We will pay each agent a commission of from .125% to .750% of the principal amount of each Note, depending on its stated maturity, sold through such agent, as agent. Commissions for Notes with a stated maturity of more than thirty years will be negotiated between us and the agent at the time of sale.

     We estimate that we will incur approximately $700,000 in expenses in connection with this program.

     The agents and any dealers to whom the agents may sell Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the agents may be required to make in respect thereof. We have agreed to reimburse the agents for certain expenses.

     Each of the agents and their affiliates engages in transactions with and performs services for us in the ordinary course of business. In particular, affiliates of certain of the agents are lenders under our revolving credit facility and, accordingly, if we apply any proceeds from the sale of Notes to repay amounts borrowed under such facility, the affiliates will receive a proportionate share of repaid amounts. It is possible that more than 10% of the net proceeds from the sale of the Notes may be used to repay indebtedness that we owe to such banking institutions and, in the case of such a sale, we will offer the Notes in accordance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. In addition, Banc One Capital Markets, Inc., one of the agents, is an affiliate of Bank One Trust Company, National Association, the trustee.

     Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of Notes, other than Foreign Currency Notes, will be required to be made in funds immediately available in The City of New York. With respect to payment of the purchase price of Foreign Currency Notes, see "Description of the Notes -- Foreign Currency Notes" in this Prospectus Supplement.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

     The agents may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the agents to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                             VALIDITY OF THE NOTES

     Steven R. Andrews, our General Counsel, and Sidley & Austin, Chicago, Illinois will pass upon the validity of the Notes for us and Kirkland & Ellis, Chicago, Illinois, will pass upon the validity of the Notes for the agents. The opinions of Mr. Andrews, Sidley & Austin and Kirkland & Ellis will be conditioned upon, and subject to assumptions regarding, future actions that Whitman and the trustee must take in connection with the issuance and sale of any particular Note, the specific terms of the Notes and other matters which may affect the validity of the Notes but which cannot be ascertained on the date of such opinions. Mr. Andrews is an officer and full-time employee of Whitman and the beneficial owner of our common stock.

                                    GLOSSARY

     Below are definitions of some of the terms used in this Prospectus Supplement.

     "Business Day" means (a) for any Note (unless otherwise provided in this definition), any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois or New York, New York are authorized or obligated by law or executive order to close, (b) with respect to LIBOR Notes only, any day on which dealings in deposits in United States dollars are transacted in the London interbank market, (c) with respect to Foreign Currency Notes (other than Foreign Currency Notes denominated in Euro only), any such day that is not a day on which banking institutions in the principal financial center in the country of the specified currency are authorized or obligated by law or executive order to close and (d) with respect to Foreign Currency Notes denominated in Euro, any date on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

     "Calculation Agent" means the agent that we appoint to calculate interest rates for Floating Rate Notes. Unless otherwise specified in a pricing supplement, the Calculation Agent will be Bank One Trust Company, National Association.

     "Calculation Date" pertaining to any Interest Determination Date means, unless otherwise specified in the applicable pricing supplement, the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the maturity date, as the case may be.

     "CD Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- CD Rate Notes", unless otherwise specified in the applicable pricing supplement.

     "CMT Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- CMT Rate Notes," unless otherwise specified in an applicable pricing supplement.

     "Commercial Paper Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Commercial Paper Rate Notes", unless otherwise specified in the applicable pricing supplement.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service, or any successor service, on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be two years.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. For U.S. dollars, unless otherwise specified, the page is 3750.

     "Euro" means the lawful currency of the participating member states of the European Union that adopted a single currency in accordance with the Treaty establishing the European Comity as amended by the Treaty on European Union signed February 7, 1992.

     "Exchange Rate Agent" means the agent that we appoint to convert principal and any premium and interest payments in respect of Foreign Currency Notes into U.S. dollars. Unless otherwise provided in a pricing supplement, the Exchange Rate Agent will be Bank One Trust Company, National Association.

     "Federal Funds Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Federal Funds Rate Notes", unless otherwise specified in the applicable pricing supplement.

     "Fixed Rate Note" shall mean Notes bearing interest as described under the heading "Description of the Notes -- Interest -- Fixed Rate Notes".

     "Floating Rate Notes" shall mean Notes bearing interest as described under the heading "Description of the Notes -- Interest -- Floating Rate Notes".

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     "Index Currency" means the currency or composite currency specified in a pricing supplement as to which LIBOR will be calculated. If no such currency or composite currency is specified in the applicable pricing supplement, the Index Currency shall be United States dollars.

     "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based.

     "Initial Interest Rate" means the rate at which Floating Rate Note will bear interest from and including its date of issue (or that of a predecessor
Note) to but excluding the first Interest Reset Date.

     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR, which is calculated on the related LIBOR Interest Determination Date).

     "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. See the fourth paragraph under the heading "Description of the Notes -- Floating Rate Notes" for the applicable Interest Reset Dates for such Notes. The Reset Dates for any Floating Rate Note will also be described in the applicable pricing supplement and in such Note.

     "LIBOR" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- LIBOR Notes".

     "Market Exchange Rate" for any specified currency means the noon buying rate in The City of New York for cable transfers for such specified currency as certified for customs purposes by (or if not so certified as otherwise determined by) the Federal Reserve Bank of New York.

     "Prime Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Prime Rate Notes", unless otherwise specified in the applicable pricing supplement.

     "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan and Zurich, respectively.

     "Qualified Intermediaries" include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institutions or organization) or (ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the United States Internal Revenue Service.

     "Regular Record Date" means, unless otherwise specified in the applicable pricing supplement, (i) with respect to Fixed Rate Notes, the January 1 and July 1 next preceding the relevant Interest payment Dates and (ii) with respect to Floating Rate Notes, the date 15 calendar days prior to each relevant Interest Payment Date, whether or not such date shall be a Business Day.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     "Spread" means the number of basis points specified in the Note and the applicable pricing supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Spread Multiplier" means the percentage specified in the Note and the applicable pricing supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Treasury Rate" means the interest rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Treasury Rate Notes", unless otherwise specified in the applicable pricing supplement.

     "United States Holder" means a beneficial owner of a Note who or which is, for United States federal income tax purposes, (i) a citizen or resident of the United States for United States federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test prescribed under the Code, (ii) a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations provide otherwise, (iii) an estate taxed by the United States without regard to its source of income or (iv) a trust, if the trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons have authority to control all of its substantial decisions (subject to certain transition rules). The term also includes certain beneficial owners who are former citizens and residents of the United States whose income and gain from the Notes will be subject to United States taxation.

                                   PROSPECTUS

                                  $750,000,000

                              WHITMAN CORPORATION

                                DEBT SECURITIES
                           -------------------------

     The amount of the debt securities we intend to issue under this prospectus will not exceed a total of U.S. $750,000,000 or the equivalent amount if denominated in foreign currencies.

     We will provide the specific terms of the particular debt securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

                           -------------------------

      THIS PROSPECTUS MAY BE USED TO OFFER AND SELL DEBT SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT FOR THOSE DEBT SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                 June 23, 2000

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About this Prospectus.......................................     2
Whitman Corporation.........................................     2
Where You Can Find More Information.........................     3
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     4
Description of the Debt Securities..........................     5
Plan of Distribution........................................    11
Legal Matters...............................................    11
Experts.....................................................    11

                             ABOUT THIS PROSPECTUS

     In this prospectus, Whitman Corporation may be referred to as "Whitman", "our", "we" or "us". This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     We are not making an offer of the debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                              WHITMAN CORPORATION

GENERAL

     We manufacture, package, sell and distribute carbonated and non-carbonated Pepsi-Cola beverages and a variety of other non-alcoholic beverages in the United States and Central Europe through our principal operating company, Pepsi General Bottlers, Inc. ("Pepsi General").

     In 1999, we entered into a new business relationship with PepsiCo, Inc. pursuant to which Pepsi General sold its franchises in Marion, Virginia, Princeton, West Virginia and the St. Petersburg area of Russia to PepsiCo and Pepsi General acquired from PepsiCo its domestic franchises in Cleveland, Ohio, Dayton, Ohio, Indianapolis, Indiana, St. Louis, Missouri and southern Indiana, and international franchises in Hungary, the Czech Republic, the Republic of Slovakia and Poland. The new business relationship has resulted in PepsiCo holding approximately 39 percent of our common stock.

     We account for about 17 percent of all Pepsi-Cola products sold in the United States. We serve a significant portion of a ten state region, primarily in the Midwest, with a population of approximately 35 million people. In addition, we serve a population of approximately 65 million people in our territories in Poland, Hungary, the Czech Republic and the Republic of Slovakia.

     We sell a variety of brands that we bottle under licenses from PepsiCo or PepsiCo joint ventures. These brands include Pepsi-Cola, Diet Pepsi, Mountain Dew, Lipton Brisk, Lipton Iced Tea, Pepsi Max, Pepsi One, Slice, Mug, Aquafina, Starbucks Frappucino and Mirinda. We also sell 7Up outside of the United States. In some territories, we manufacture, package, sell and distribute products under brands we license from companies other than PepsiCo, including Dr. Pepper, 7Up and Hawaiian Punch in the United States and Schweppes Tonic, Orange, Lemon and Ginger Ale products in Central Europe.

     While we manage all phases of our operations, including pricing of our products, we exchange production, marketing and distribution information with PepsiCo benefiting both companies' respective efforts to lower costs, improve productivity and increase product sales.

     The owners of beverage brands either manufacture and sell products themselves or appoint bottlers to sell, distribute and, in some cases, manufacture these products under license. Brand owners, such as PepsiCo, generally own both the beverage trademarks and the secret formulas for the concentrates, which they also manufacture and sell to their licensed bottlers. Brand owners also develop new products and packaging for use by their bottlers. Brand owners develop national marketing, promotion and advertising programs to support their brands and brand image, and coordinate selling efforts with respect to national fountain, supermarket and mass merchandising accounts. They also provide local marketing support to their bottlers.

     Bottlers such as us are generally responsible for manufacturing, packaging, selling and distributing products under the brand names they license from brand owners in their exclusive territories. For carbonated soft drink products, the bottler combines soft drink concentrate with sweeteners and carbonated water and packages this mixture in bottles or cans. Bottlers may also have licenses to manufacture syrup for sale to fountain accounts. Under these licenses, bottlers combine soft drink concentrate with sweeteners to manufacture syrup for delivery to fountain customers. For non-carbonated beverages, the bottler either manufactures and packages the beverages or purchases the beverages in finished form and sells them through its distribution system.

     The primary distribution channels for the retail sale of carbonated soft drink products are supermarkets, mass merchandisers, vending machines, convenience stores, gas stations, fountain channels, such as restaurants or cafeterias, and other channels, such as small groceries, drug stores and educational institutions. The largest channel in the United States is supermarkets, but our fastest growing channels have been mass merchandisers, the cold drink channel, which includes sales through vending machines, coolers and fountain equipment and convenience stores and gas stations.

     Depending upon the size of the bottler and the particular market, a bottler delivers products through these channels using either a direct-to-store delivery system or a warehouse distribution system. In its exclusive territories, each bottler is responsible for selling products and providing timely service to its existing customers and identifying and obtaining new customers. Bottlers are also responsible for local advertising and marketing, as well as the execution in their territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of fountain equipment and cold drink vending machines and coolers, as well as investment in trucks and warehouse facilities.

     We previously engaged in the refrigeration systems and equipment business conducted through Hussmann International, Inc. and in the automotive services business through Midas, Inc. On January 30, 1998, we distributed to our shareholders all of the common stock of Hussmann and Midas in tax-free spin-offs.

     Our principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and our telephone number is (847) 818-5000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents which we filed or may file with the SEC (SEC file number 001-15019):

     - Annual Report on Form 10-K for our fiscal year ended January 1, 2000;

     - Quarterly Report on Form 10-Q for our quarterly period ended April 1, 2000; and

     - any future filings that we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities.

     You may request a copy of these filings at no cost by writing or calling our Corporate Communications Department at the following address or telephone number: Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone: (847) 818-5000.

     You should only rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

                                          FIRST QUARTER                        FISCAL YEARS
                                        -----------------   --------------------------------------------------
                                        2000(1)    1999     1999(2)   1998(3)   1997(3)(4)   1996(3)   1995(3)
                                        -------   -------   -------   -------   ----------   -------   -------
Ratio of earnings to fixed charges....   1.9x      3.0x      2.0x      4.0x        1.9x       2.7x      2.5x

     "Earnings" consist of income from continuing operations before taxes and minority interest and fixed charges. "Fixed charges" consist of interest expense, the preferred stock dividend requirement of a majority owned subsidiary and an estimated amount of rental expense that is deemed to be representative of the interest factor.
---------------
1 We recorded a pretax gain of $2.6 million in the first quarter of 2000 related to the sale of operations in the Baltics. Excluding this gain, the ratio of earnings to fixed charges for the first quarter of 2000 would have been 1.7x.

2 We recorded special charges of $27.9 million during 1999, as well as a $56.3 million pretax charge to reduce the book value of non-operating real estate. In addition, we recorded a $13.3 million pretax gain on the sale of operations in Marion, Virginia, Princeton, West Virginia and the St. Petersburg area of Russia. Excluding these charges and credits, the ratio of earnings to fixed charges for 1999 would have been 2.9x.

3 Intercompany interest income from Hussmann and Midas was $1.6 million, $23.1 million, $23.7 million and $21.8 million in 1998, 1997, 1996 and 1995, respectively. If the fixed charges had been reduced by this intercompany interest income, the ratio of earnings to fixed charges for 1998, 1997, 1996 and 1995 would have been 4.1x, 2.3x, 3.5x and 3.2x, respectively.

4 We also recorded special charges of $49.3 million during 1997. Excluding these special charges, the 1997 ratio of earnings to fixed charges would have been 2.6x. Additionally, if the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the debt securities for general corporate purposes, including the repayment of existing indebtedness.

                       DESCRIPTION OF THE DEBT SECURITIES

     We will issue the debt securities under an Indenture dated as of January 15, 1993, as supplemented as of May 20, 1999, between us and Bank One Trust Company, National Association, as trustee. We have summarized selected provisions of the Indenture below. The summary set forth below is not complete. It does not describe certain exceptions and qualifications contained in the Indenture or the debt securities. If you would like more information on the provisions of the Indenture, you should review the Indenture, which we have incorporated by reference as an exhibit to the registration statement relating to the debt securities.

     References to article and section numbers of the Indenture are included in the summary so that you can easily locate the provisions being summarized.

GENERAL

     The debt securities will be unsecured, senior debt and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of the debt securities that we may issue and permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series will be determined in accordance with a resolution of our board of directors or in a supplement to the Indenture relating to that series.

     A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. (Section 2.01) These terms will include some or all of the following:

     - the title of the series of debt securities;

     - the total principal amount;

     - the interest rate or rates, if any (which may be fixed or variable), and interest payment dates;

     - the date or dates of maturity;

     - whether the series can be redeemed by us or the holder;

     - whether there will be a sinking fund;

     - the portion of the series of debt securities due upon acceleration of maturity in the event of a default;

     - the denominations in which the debt securities will be issuable if other than denominations of $1,000 if registered and $5,000 if unregistered;

     - the form used to evidence ownership of the debt securities;

     - whether the debt securities are convertible;

     - the manner of payment of principal and interest;

     - additional offices or agencies for registration of transfer and exchange and for payment of the principal, premium, if any, and interest;

     - whether the debt securities will be registered or unregistered, and the circumstances, if any, upon which the debt securities may be exchanged for debt securities issued in a different form;

     - if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of the principal, premium, if any, and interest will be made and the circumstances, if any, when the currency of payment may be changed;

     - if we or a holder have the right to elect that the payments of the principal, premium, if any, or interest are to be made in a currency or composite currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made and how the exchange rate between the currency or composite currency in which those debt securities are denominated or stated to be payable and the currency in which the debt securities are elected to be paid pursuant to that election will be determined;

     - if the payments of principal, premium, if any, or interest may be determined with reference to one or more securities issued by us or another company, any currency or other index, how those amounts shall be determined;

     - whether defeasance and discharge provisions will apply; and

     - any other terms consistent with the Indenture.

     Each series of debt securities will be a new issue with no established trading market. There can be no assurance that there will be a liquid trading market for the debt securities. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

     Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

     The debt securities may be denominated in United States dollars, or in any other currency or currency unit. If any of the debt securities are sold for any foreign currency or currency unit or if principal, premium, if any, and interest on any of the debt securities are payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and that foreign currency or currency unit will be set forth in the prospectus supplement relating to those debt securities.

FORM AND EXCHANGE OF THE DEBT SECURITIES

     All of the debt securities will be issued in fully registered form without coupons or in unregistered form with or without coupons. The debt securities may also be issued in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depository, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole, among the depository for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of any of those global securities may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal and interest on those global debt securities and the specific terms of the depository arrangement with respect to those global debt securities.

     Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable, and the debt securities may be registered for transfer or exchange, at the principal corporate trust office of the trustee in Chicago, Illinois, provided that at our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Sections
4.01 and 4.02) No service charge will be made for any exchange or registration of transfer of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 2.06)

CERTAIN RESTRICTIONS ON WHITMAN

     The restrictions summarized in this section will apply to all debt securities unless a prospectus supplement indicates otherwise. The following description is not complete. The full text of these restrictions is included in the Indenture. Certain terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this section.

     Limitations on Liens. The debt securities will not be secured. If we or one of our Restricted Subsidiaries incur debt secured by a mortgage, security interest, lien, pledge or other encumbrance on a Principal Property, or on any shares of capital stock or indebtedness of any Restricted Subsidiary (whether that Principal Property, shares of stock or indebtedness are now owned or hereafter acquired), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt. (Section 4.07)

     The Indenture permits us and our Restricted Subsidiaries to create certain liens without securing the debt securities. (Section 4.05) Among the permitted liens are:

     - liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Subsidiary;

     - liens existing at the time of acquisition of the affected property or purchase money liens incurred within 180 days after acquisition of the property;

     - liens to secure the cost of construction of new plants or facilities, incurred within 180 days of completion of construction;

     - liens which secure indebtedness owing by a Restricted Subsidiary to us or another Restricted Subsidiary;

     - liens existing on January 15, 1993;

     - liens in connection with the issuance of certain pollution control or industrial revenue bonds or similar financings;

     - certain statutory liens or similar liens arising in the ordinary course of business;

     - certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with workers' compensation or similar legislation;

     - liens existing on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

     - liens for certain judgments and awards;

     - liens for certain taxes, assessments, governmental charges or other liens of a similar nature, which do not materially impair the use of the property in the operation of our or any of our Restricted Subsidiaries' business or the value of the property for the purposes of that business; and

     - certain extensions, renewals or replacements of any liens referred to above.

     Limitations on Sale and Lease-Back Transactions. We and our Restricted Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of the facility (except for temporary leases of a term, including renewals, not exceeding five years) unless either:

     - we or the Restricted Subsidiary would be entitled (under Section 4.05) to incur debt secured by a lien on the property to be leased without equally and ratably securing the debt securities, or

     - within 180 days after the effective date of the transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction. (Section 4.06)

     Exempted Indebtedness. Notwithstanding the limitations on liens and sale and lease-back transactions we described above, we and our Restricted Subsidiaries may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of those transactions, if the sum of the principal amount of all the indebtedness and the aggregate value of all those sale and lease-back transactions does not at any such time exceed 10% of our consolidated total assets as shown in the audited consolidated balance sheet contained in our latest annual report to our shareholders. (Section 4.07)

     Merger, Consolidation and Sale of Assets. We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

     - we survive the merger or consolidation or the surviving or successor corporation is a United States corporation which assumes all of our obligations under the debt securities and under the Indenture, and

     - after giving effect to the merger, consolidation, sale, lease or transfer, no Event of Default (as described below) under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 11.01)

     If we sell or transfer substantially all our assets and the purchaser assumes our obligations under the Indenture, we will be discharged from all obligations under the Indenture and the debt securities. (Section 11.02)

     Unless otherwise described in a prospectus supplement, there are no covenants or provisions contained in the Indenture which may protect you in the event of a highly leveraged transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of debt outstanding at that time or otherwise affect our capital structure or credit rating.

     Certain Definitions. The terms set forth below are defined in the Indenture as follows:

     "Consolidated Net Worth" means the excess of our consolidated assets over liabilities, plus any shares of stock of any class of a Subsidiary (other than directors' qualifying shares) that are not owned by us or one of our Subsidiaries, as determined from time to time in accordance with generally accepted accounting principles consistently applied. (Section 6.01)

     "Government Obligations" with respect to any series of debt securities means direct noncallable obligations of the government which issued the currency in which the debt securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by the government and which, in either case, are full faith and credit obligations of the government. (Article One)

     "Principal Property" means any manufacturing plant or warehouse owned or leased by us or one of our Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Restricted Subsidiaries, taken as a whole. (Article One)

     "Restricted Subsidiary" means any of our Subsidiaries which (1) owns or leases a Principal Property and (2) is incorporated under the laws of any state in the United States or has substantially all of its property located within the United States or carries on substantially all of its business within the United States. (Article One)

     "Subsidiary" means any corporation of which we, one or more of our subsidiaries or we and one or more of our subsidiaries, directly or indirectly owns or controls at a given time more than 50% of the outstanding capital stock of that corporation having under ordinary circumstances voting power to elect a majority of the board of directors of the corporation (whether or not any other class of securities has or may have voting power by reason of the occurrence of a contingency). (Article One)

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SATISFACTION AND DISCHARGE OF THE INDENTURE

     If provision is made pursuant to the Indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of debt securities:

          (1) will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

          (2) may omit to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets,"

if we deposit with the trustee, in trust, money or Government Obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due.

     To exercise either of the above options, we must deliver to the trustee an opinion of counsel of recognized national standing to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, satisfaction and discharge, or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 12.02(a) and (b)) Even if we successfully exercise the option described above in clause
(2), however, our obligations under the Indenture and the debt securities of that series (other than the covenants referred to in clause (2) and the Events of Default (as described below) not related to those covenants) will continue. (Section 12.01)

     If we choose to exercise our option not to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets" with respect to any series of debt securities and the series is declared due and payable because of the occurrence of an Event of Default other than a default under these provisions of the Indenture, then the amount of money and Government Obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration but may not be sufficient to pay amounts due at the time of the acceleration resulting from such Event of Default. However, we would remain liable for such payments.

EVENTS OF DEFAULT

     "Event of Default" means, with respect to any series of debt securities, any of the following (Section 6.01):

     - failure to pay interest that continues for a period of 30 days after payment is due;

     - failure to make any principal or premium payment when due;

     - failure to comply with any of our other agreements contained in the Indenture or in the debt securities for 90 days after the trustee notifies us of the failure (or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee);

     - certain events of bankruptcy, insolvency or reorganization of us; or

     - acceleration of any indebtedness for money borrowed by us or any of our Restricted Subsidiaries in excess of the greater of $30,000,000 in principal amount or 5% of Consolidated Net Worth.

     In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default (except a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund payment) if the trustee in good faith determines that it is in the best interest of the holders of that series to
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

do so. (Section 7.02) An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities. Additional Events of Default may be prescribed for the benefit of holders of certain series of debt securities and will be described in a prospectus supplement.

     If there is a continuing Event of Default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) on the affected series. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults waived (except a continuing default in payment of principal of or premium, if any, or interest on the debt securities), by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 6.02)

     The trustee may refuse to enforce the Indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 7.01 and 7.03) Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

MODIFICATION OF THE INDENTURE

     Under the Indenture, subject to certain exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of not less than a majority in principal amount of each series of debt securities then outstanding. However, no change to the terms of payment of principal or interest, to the premium, if any, payable upon redemption, to the currency in which any debt security is payable, to the amount to be paid upon acceleration of maturity or reducing the percentage required for changes to the Indenture, is effective against any holder without its consent. (Section 10.02)

REPORTS TO THE TRUSTEE

     We are required to provide the trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the Indenture and that no default exists or identifying the known defaults. (Section 4.08)

REGARDING THE TRUSTEE

     We maintain ordinary banking relationships and credit facilities with various banks, including the trustee, Bank One Trust Company, National Association. Banc One Capital Markets, Inc., an affiliate of the trustee, has from time to time acted as a selling agent in the distribution of our debt securities.

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

                              PLAN OF DISTRIBUTION

     We may sell the debt securities through underwriters, dealers or agents, or directly to other purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

     If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

     We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

     We cannot guarantee that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any market for the debt securities will be reasonably liquid or broad. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in a prospectus supplement, the validity of the offered debt securities will be passed upon for us by Sidley & Austin, Chicago, Illinois, and certain legal matters relating to the offered debt securities will be passed upon for any underwriters or agents by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Whitman Corporation and subsidiaries appearing in our Annual Report on Form 10-K for the year ended January 1, 2000 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report included therein. These consolidated financial statements are incorporated by reference into this prospectus in reliance upon that report given upon the authority of KPMG LLP as experts in accounting and auditing.

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